Exhibit 99.1

EPR Properties Announces Redemption of 7.750% Senior Notes due 2020

KANSAS CITY, MO, January 29, 2018 - EPR Properties (NYSE: EPR) (the "Company") announced today that it will redeem all of its outstanding 7.750% Senior Notes due 2020. The redemption date has been set for February 28, 2018. In accordance with the redemption provisions of the notes and the Indenture, dated as of June 30, 2010, as amended, the notes will be redeemed at a price equal to the principal amount of $250.0 million plus an applicable premium calculated pursuant to the terms of the indenture, together with accrued and unpaid interest up to, but not including, the redemption date. The Company intends to fund the redemption with borrowings under its senior unsecured revolving credit facility and cash on hand.
About EPR Properties
EPR Properties is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $6.6 billion and our primary investment segments are Entertainment, Recreation and Education. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields.
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS
With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as "will be," "intend," "continue," "believe," "may," "expect," "hope," "anticipate," "goal," "forecast," "pipeline," "estimates," "offers," "plans," "would" or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. Forward-looking statements in this press release include those relating to our planned redemption of our 7.750% Senior Notes due 2020 and the source of funds to fund the redemption. Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see "Item 1A. Risk Factors" in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.
For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by law, we do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.
EPR Properties
Brian Moriarty, 888-EPR-REIT
www.eprkc.com